Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to common stock of Axion Power International, Inc.. This Joint Filing Agreement shall be included as an exhibit to such filing. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of the 6th day of October 2004.

/s/ Sally A. Fonner

Sally A. Fonner, individually

/s/ Sally A. Fonner

Sally A. Fonner, as trustee of the Trust for the Benefit of the Shareholders of Mega-C Power Corporation